Draft-Not for Distribution 11-5-04

Advantage Capital Development Corp. Obtains $25 Million in Equity Financing

Proceeds to Be Used to Fund Additional Investment Opportunities

MIAMI, November 17, 2004 -- Advantage Capital Development Corp. (OTC Pink
Sheets: AVCP ), announced today the company has obtained $25 million in committed equity capital in the form of a Standby Equity Distribution Agreement
(SEDA) with an institutional investor.

Under the terms of the SEDA, the investor has committed to provide up to $25 million of funding to the Company over a 24-month period to be drawn down at the Company's discretion by the sale of its common stock to the investor.

"We are currently evaluating a number of investment opportunities that meet the exacting criteria set forth by our Board of Directors," said Jeffrey Sternberg, Advantage Capital Development Corp. CEO. "Our relationship with this investor will provide us with access to funds to pursue investments that we believe will create long-term value for our shareholders."

Advantage Capital Development was recently created as a business development company (BDC) which operates specifically to meet the needs of small and emerging companies that need capital to grow. The Company was initially funded with $1 million in debt financing through an institutional investor. Less than six weeks ago Advantage made its first investment in Global IT Holdings, a New-York based holding company created to acquire IT staffing firms.

Global IT Holdings recently completed a $3 million acquisition of the assets of Platinum IT Consulting and its associated company Parker Clark Data Processing. The two profitable companies, which have served the New York and New Jersey markets for 25 years, have combined annual revenues in excess of $5 million. The acquisition included investments from Advantage Capital and another institutional fund as well as asset based financing.

Subsequently, Advantage Capital Development Corp. recently announced that it plans to distribute one-third of its position of Global IT Holdings to its shareholders upon the effectiveness of Global's registration statement. Advantage Capital will notify the NASD and its shareholders ten days prior to this distribution once Global's registration statement has been declared effective by the SEC. As a result of that transaction, each Advantage shareholder will receive approximately 50 shares of registered free trading Global stock for approximately every thousand shares of Advantage stock owned. When the distribution is completed, Advantage Capital will retain a nine percent stake in the IT staffing holding company.

Safe Harbor Statement

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. Certain of the statements contained herein, which are not historical facts, are forward-looking statements with respect to events, the occurrence of which involve risks and uncertainties. These forward-looking statements may be impacted, either positively or negatively, by various factors. Information concerning potential factors that could affect the Company is detailed from time to time in the Company's reports filed with the Securities and Exchange Commission.

An investment profile about Advantage Capital Development may be found online at http://www.hawkassociates.com/advantagecap/profile.htm .

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An online investor kit containing Advantage Capital Development press releases,
SEC filings, current price Level II quotes, interactive Java, stock charts and other useful information for investors can be found at http://www.hawkassociates.com and http://www.hawkmicrocaps.com . Investors may contact Frank Hawkins or Julie Marshall, Hawk Associates, at (305) 852-2383, email: info@hawkassociates.com .